SALES PLAN

     This Sales Plan is made this 24th day of November 2004, (the "Sales Plan"), between K.C. Park ("Seller"), and BestVest ("Broker").

     WHEREAS, Seller desires to establish this Sales Plan to sell shares of common stock (the "Stock") of Emagin Corporation, a Delaware corporation (the "Issuer").

     WHEREAS, Seller, at the time of his execution of this Sales Plan, is not aware of any material, non-public information about the Issuer or any securities of the Issuer and is entering this Sales Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5 or Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

     WHEREAS, Seller desires to engage the Broker to effect sales of the Stock in accordance with the Sales Plan; and

     WHEREAS, Seller is not aware of any other restrictions in connection with the exercise or sale of the Stock except as set forth in 17 CFR 230.144 ("Rule 144"); and

     WHEREAS, Seller has and/or will take all actions required to fully comply with Rule 144 in connection with any exercise or sale of the Stock under this Sales Plan; and

     NOW THEREFORE, Seller and Broker agree as follows:

     1. Broker is authorized to use its independent judgment during the six (6) month period during the term of this Sales Plan to sell the lesser of (i) 130,000 shares of the Stock; or (ii) the maximum amount Seller is able to sell under Rule 144.

     (a) In no event shall the Broker sell more than 10% of the shares of Stock traded in a day.
     (b) Broker shall not sell shares of Stock before 10:30 AM EST or after 3:45 PM EST

     2. Seller hereby appoints Broker for the limited purpose of selling the Stock pursuant to the Sales Plan in accordance with the price and timing restrictions set forth in this Sales Plan.

     3. The initial term of this Sales Plan shall be for the 6 months, commencing November 24, 2004 and ending May 17, 2004.

     This Sales Plan will terminate if:

     (a)  Seller or Broker fails to comply with the terms of this Sales Plan;
     (b) Broker becomes aware of material, non-public information about the Issuer;
     (c)  Upon the death of Seller;
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     (d)  Issuer and/or Seller enter into an agreement that restricts exercises and/or Sales under this Sales Plan;
     (e) Broker receives notice that Seller for any reason has terminated this Sales Plan;
     (f) Seller receives notice that Broker for any reason has terminated this Sales Plan;

     (g) Seller files for protection from Seller's creditors under the Bankruptcy Code or similar statute; or

     (h) Broker receives notice that a tender or exchange offer for the Stock has been commenced.

     4. Seller does not intend for any sales to result in a meaningful weakening of the price of the Stock. Accordingly, Broker is authorized to use its independent judgment in determining the number of shares of Stock to be sold each day.

     5. Seller will not exercise any control over the timing or volume of any sales of the Stock.

     6. Broker will provide Seller or its representative, via e-mail, kcparkfed@aol.com after the close of the market on days on which sales have been made, with a summary, running total, and analysis of transactions to date. Broker shall simultaneously give the same notice by email, rfriedman@srffllp.com, to Richard Friedman at Sichenzia Ross Friedman Ference LLP, or his representative or successor, in order that the Issuer may assist Seller's making timely reports under the requirements of the Exchange Act. The notification will not include any discussion of intention for future sales.

     (a) Proceeds from the sale of the Stock are to be wired to Seller on Wednesday and on Friday of each week if the amount to be wired exceeds $5,000, or at least once per week Friday morning before 12:00 PM EST regardless of the amount.

Wiring instructions:

     7. Seller represents and warrants that he is not aware of material, non-public information with respect to the Issuer or any securities of the Issuer (including the Stock), is not subject to the any legal, regulatory or contractual restriction or undertaking that would prevent the Broker from conducting sales in accordance with the Sales Plan and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Seller will immediately notify the Broker if he becomes subject to a legal, regulatory or contractual restriction or undertaking that would prevent the Broker from making Sales pursuant to this Sales Plan, and, in that case, Seller and Broker will cooperate to amend or otherwise revise this Sales Plan to take account of the legal, regulatory or contractual restriction or undertaking; however, neither party will be obligated to take any

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action that would be inconsistent with the requirements of Rule 10b5-1(c).

     8. The parties intend that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

     9. Broker agrees to conduct all public sales in accordance with the manner of sales and other requirements of Rule 144 under the Securities Act of 1933. Broker will not effect any sale if the sale would exceed the then applicable volume limitation under Rule 144, assuming Broker's sales under this Sale Plan are the only sales subject to that limitation. This paragraph is not intended, and will not, prohibit Broker from effecting sales through private placements.

     10. Seller will not take, and will ensure any person or entity with which it would be required to aggregate sales of Stock pursuant to Paragraph (a)(2) or
(e) of Rule 144 will not take, any action which would cause the sales to violate the requirements of Rule 144.

     11. Seller will make all required Form 144 filings.

     12. Seller will make all filings, if any, required under Section 13(d) and
Section 16 of the Exchange Act.

     13. This Sales Plan will be governed by and construed in accordance with the laws of the State of Delaware and may be modified and amended only by a writing signed by the parties.

IN WITNESS WHEREOF, the undersigned have executed this Sales Plan as of the date first above written. Seller:

 Seller:                                         Broker:

                                                 BestVest


 /s/ K.C. Park                                   /s/ W. Gresham Cooney
     ---------                                       -----------------
     K.C. Park                                       W. Gresham Cooney
                                                     Chief Compliance Officer